Exhibit 99.2

Navient Reports Third-Quarter 2017 Financial Results

Signed Agreement on Oct. 4 to Acquire Earnest, a Leading Financial Technology and Education Finance Company

Acquired Duncan Solutions and Grew Non-Education Fee Revenue by 29 Percent

Private Education Loan Charge-Offs of $96 Million, the Lowest Level since 2008

Reduced Unsecured Debt Outstanding by $548 Million during the Quarter

WILMINGTON, Del., Oct. 17, 2017 — Navient (Nasdaq: NAVI) today released its third-quarter 2017 financial results that include a 29 percent increase in non-education fee revenue and a $548 million reduction in unsecured debt. Private education loan charge-offs of $96 million were the lowest level since 2008.

“This quarter’s strong results along with recently announced acquisitions are delivering on our business strategy to add significant assets to our portfolio and grow our non-education-related fee businesses,” said Jack Remondi, president and CEO, Navient. “We also continue to deliver industry-leading results in assisting student loan borrowers. Customers serviced by Navient were 37 percent less likely to default than their peers serviced by other organizations, according to the most recent federal Cohort Default Rate data, and we continue to lead in enrolling customers in affordable income-driven repayment plans: 53 percent of student loan balances with eligible loan types serviced for the government are enrolled in income-driven repayment plans. In addition, we are proud to provide flexibility, support and relief to help our employees, clients and more than 250,000 customers get back on their feet after the devastating impact of the recent hurricanes.”

For the third-quarter 2017, GAAP net income was $176 million ($0.64 diluted earnings per share), compared with $230 million ($0.73 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $152 million ($0.55 diluted core earnings per share), compared with $157 million ($0.50 diluted core earnings per share) for the year-ago quarter. The increase in diluted core earnings per share was primarily due to a $57 million increase in fee revenue, as well as fewer shares outstanding. Related to our entire education loan portfolio, there was a net $28 million decrease in net interest income due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. In addition, operating expenses increased $10 million over the year-ago quarter primarily due to the acquisition of Duncan Solutions in the quarter. Third-quarter 2017 and 2016 diluted core earnings per share were $0.56 and $0.51, respectively, excluding regulatory-related costs of $3 million and $6 million, respectively.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income for the periods presented in this Earnings Release are impacted by the same items in core earnings that are discussed below, as well as changes in net income attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but are not included in core earnings results. Third-quarter 2017 GAAP results included gains of $36 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $139 million from this derivative accounting treatment in the year-ago period. See “Differences between Core Earnings and GAAP” on page 18 for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $46 million in third-quarter 2017, compared with the year-ago quarter’s $69 million. This decrease was primarily the result of a $51 million decrease in net interest income resulting primarily from a decrease in net interest margin. $34 million of the decrease in net interest income was due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums. Operating expenses in this segment decreased by $11 million compared to the year-ago quarter.

The company acquired $523 million of FFELP loans in the third-quarter 2017 for a total of $5.2 billion of FFELP loans acquired year-to-date. At September 30, 2017, Navient held $83.9 billion of FFELP loans, compared with $90.0 billion of FFELP loans held at September 30, 2016.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $60 million in third-quarter 2017, unchanged from the year-ago quarter.

Private education loan portfolio results for third-quarter 2017 vs. third-quarter 2016 included:

•	Delinquencies of 90 days or more of $587 million, down $138 million from $725 million in third-quarter 2016.

•	Total delinquencies of $1.3 billion, down $252 million from $1.5 billion in third-quarter 2016.

•	Charge-offs of $96 million, down $16 million from $112 million in third-quarter 2016.

•	Net interest margin on a core earnings basis of 3.57 percent, up from 3.48 percent.

•	Provision for private education loan losses of $95 million, up from $92 million.

Delinquencies, as of September 30, 2017, were impacted by $112 million of delinquent loans that were placed in forbearance due to the natural disasters that occurred in the third quarter of 2017. The company acquired $125 million of private education loans in the third-quarter 2017 for a total of $3.4 billion of private education loans acquired year-to-date. At September 30, 2017, Navient held $23.4 billion of private education loans, compared with $24.0 billion of private education loans held at September 30, 2016.

Business Services

Navient’s business services segment generates revenue from business processing solutions related to servicing, asset recovery and other business processing activities.

Business services core earnings were $105 million in third-quarter 2017, compared with $81 million in the year-ago quarter. This increase was primarily due to the recognition of $47 million of previously deferred revenue due to a previously announced termination of a contract (see “Consolidated Earnings Summary —GAAP Basis” on page 10 for further discussion).

The company services education loans for approximately 12 million customers, including 6.1 million customers for the U.S. Department of Education, and provides business processing services to over 1,000 clients in the education, healthcare and public sectors.

Operating Expenses

Third-quarter 2017 and 2016 core earnings operating expenses were $235 million and $222 million, respectively, excluding regulatory-related costs of $3 million and $6 million, respectively. The increase over the year-ago quarter was primarily due to the operating costs related to Duncan Solutions, a transportation revenue management company serving municipalities and toll authorities acquired by the company in July 2017.

Funding and Liquidity

During the third-quarter 2017, Navient issued $2.0 billion in FFELP Loan ABS and closed on two private education loan ABS repurchase facilities totaling $343 million. Additionally, Navient retired or repurchased $548 million of senior unsecured debt during the third-quarter 2017, including $57 million scheduled to mature in 2018.

Shareholder Distributions

In the third-quarter 2017, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 11.3 million shares of common stock for $165 million in the third quarter of 2017. The shares were repurchased under the company’s previously disclosed $600 million share repurchase program. The company has repurchased 29.6 million shares of common stock for $440 million year-to-date. Effective Oct. 4, 2017, Navient suspended its remaining share repurchase program through year-end 2018 to allocate capital towards growing the education lending business and building book value.

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In addition to financial results reported on a GAAP basis, Navient also provides certain core earnings performance measures which are non-GAAP financial measures. The difference between the company’s core earnings and its GAAP results for the periods presented in this Earnings Release is attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from core earnings results. Management uses core earnings in making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ —Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the SEC on Feb. 24, 2017). Certain reclassifications have been made to the balances as of and for the three and nine months ended September 30, 2016, to be consistent with classifications adopted for 2017, and had no effect on net income, total assets or total liabilities.

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Navient will host an earnings conference call tomorrow, Oct. 18, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696458 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through Oct. 31 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696458.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs or the availability of financing;

limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the marketplaces in which we compete (including changes in demand or changes resulting from new laws and regulations); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated deferrals in our FFELP securitization trusts that would delay repayment of the bonds beyond their legal final maturity date; reductions in our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations including but not limited to changes with respect to the student lending or servicing business and financial institutions generally, securitizations or derivatives; increased competition from banks and other consumer lenders; changes in the general interest rate environment, including the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in the demand for asset management and business processing solutions; and changes in general economic conditions and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in its future reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

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About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

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Selected Historical Financial Information and Ratios

	Quarters Ended			Nine Months Ended
(In millions, except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
GAAP Basis
Net income attributable to Navient Corporation	$176	$112	$230	$376	$535
Diluted earnings per common share attributable to Navient Corporation	$.64	$.39	$.73	$1.32	$1.63
Weighted average shares used to compute diluted earnings per share	274	285	316	285	329
Net interest margin, FFELP Loans(1)	.73%	.82%	.92%	.78%	1.00%
Net interest margin, Private Education Loans(1)	3.64%	3.32%	3.44%	3.38%	3.45%
Return on assets	.61%	.39%	.75%	.44%	.57%
Ending FFELP Loans, net	$83,916	$86,140	$90,049	$83,916	$90,049
Ending Private Education Loans, net	23,424	24,223	24,010	23,424	24,010

Ending total education loans, net	$107,340	$110,363	$114,059	$107,340	$114,059

Average FFELP Loans	$85,019	$85,321	$91,502	$85,691	$93,700
Average Private Education Loans	24,348	23,114	24,948	23,657	25,738

Average total education loans	$109,367	$108,435	$116,450	$109,348	$119,438

“Core Earnings” Basis(2)
Net income attributable to Navient Corporation	$152	$123	$157	$382	$458
Diluted earnings per common share attributable to Navient Corporation	$.55	$.43	$.50	$1.34	$1.39
Weighted average shares used to compute diluted earnings per share	274	285	316	285	329
Net interest margin, FFELP Loans(1)	.71%	.80%	.87%	.76%	.84%
Net interest margin, Private Education Loans(1)	3.57%	3.28%	3.48%	3.34%	3.51%
Return on assets	.53%	.43%	.51%	.45%	.49%
Ending FFELP Loans, net	$83,916	$86,140	$90,049	$83,916	$90,049
Ending Private Education Loans, net	23,424	24,223	24,010	23,424	24,010

Ending total education loans, net	$107,340	$110,363	$114,059	$107,340	$114,059

Average FFELP Loans	$85,019	$85,321	$91,502	$85,691	$93,700
Average Private Education Loans	24,348	23,114	24,948	23,657	25,738

Average total education loans	$109,367	$108,435	$116,450	$109,348	$119,438

(1)	In the third quarter of 2017, there was a net $28 million decrease in net interest margin due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. The FFELP Loan portfolio had a $34 million acceleration of premium (expense) which lowered the FFELP Loan net interest margin by 15 basis points in the third quarter of 2017. The Private Education Loan portfolio had a $6 million acceleration of discount (revenue) which increased the Private Education Loan net interest margin by 9 basis points in the third quarter of 2017.
(2)	“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
FFELP Loan spread	.79%	.89%	.96%	.85%	.93%
Net interest margin(1)	.71%	.80%	.87%	.76%	.84%
Provision for loan losses	$10	$10	$13	$30	$30
Charge-offs	$10	$13	$13	$36	$42
Charge-off rate	.05%	.08%	.07%	.07%	.08%
Total delinquency rate	12.2%	12.8%	11.3%	12.2%	11.3%
Greater than 90-day delinquency rate	5.9%	6.0%	6.8%	5.9%	6.8%
Forbearance rate	15.2%	12.3%	12.7%	15.2%	12.7%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Private Education Loan spread	3.79%	3.48%	3.64%	3.53%	3.67%
Net interest margin(1)	3.57%	3.28%	3.48%	3.34%	3.51%
Provision for loan losses	$95	$95	$92	$285	$296
Charge-offs	$96	122	$112	$355	$383
Charge-off rate	1.6%	2.3%	1.9%	2.1%	2.2%
Total delinquency rate	5.7%	6.0%	6.9%	5.7%	6.9%
Greater than 90-day delinquency rate	2.6%	2.8%	3.2%	2.6%	3.2%
Forbearance rate	5.4%	3.6%	4.0%	5.4%	4.0%
Loans in repayment with more than 12 payments made	95%	95%	95%	95%	95%
Cosigner rate	65%	65%	64%	65%	64%

(1)	In the third quarter of 2017, there was a net $28 million decrease in net interest margin due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. The FFELP Loan portfolio had a $34 million acceleration of premium (expense) which lowered the FFELP Loan net interest margin by 15 basis points in the third quarter of 2017. The Private Education Loan portfolio had a $6 million acceleration of discount (revenue) which increased the Private Education Loan net interest margin by 9 basis points in the third quarter of 2017. Excluding the impact of these cumulative adjustments, the FFELP and Private Education Loan net interest margins would have been 0.86 percent and 3.48 percent in the third quarter of 2017, respectively.

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	September 30, 2017	June 30, 2017	September 30, 2016
Number of accounts serviced for ED (in millions)	6.1	6.0	6.2
Total federal loans serviced	$296	$293	$291
Contingent collections receivables inventory:
Education loans	$8.1	$8.6	$10.0
Other	15.9	12.3	9.9

Total contingent collections receivables inventory	$24.0	$20.9	$19.9

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				September 30, 2017 vs. June 30, 2017		September 30, 2017 vs. September 30, 2016
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	$	%	$	%
Interest income:
FFELP Loans	$681	$668	$631	$13	2%	$50	8%
Private Education Loans	445	386	401	59	15	44	11
Other loans	2	6	2	(4)	(67)	—	—
Cash and investments	12	10	5	2	20	7	140

Total interest income	1,140	1,070	1,039	70	7	101	10
Total interest expense	785	719	627	66	9	158	25

Net interest income	355	351	412	4	1	(57)	(14)
Less: provisions for loan losses	105	105	106	—	—	(1)	(1)

Net interest income after provisions for loan losses	250	246	306	4	2	(56)	(18)
Other income (loss):
Servicing revenue	75	70	76	5	7	(1)	(1)
Asset recovery and business processing revenue	157	111	97	46	41	60	62
Other income (loss)	4	6	—	(2)	(33)	4	100
Gains on sales of loans and investments	3	—	—	3	100	3	100
Gains (losses) on debt repurchases	(1)	—	1	(1)	(100)	(2)	(200)
Gains (losses) on derivative and hedging activities, net	25	(25)	137	50	200	(112)	(82)

Total other income (loss)	263	162	311	101	62	(48)	(15)
Expenses:
Operating expenses	238	230	228	8	3	10	4
Goodwill and acquired intangible asset impairment and amortization expense	6	6	12	—	—	(6)	(50)

Total expenses	244	236	240	8	3	4	2

Income before income tax expense	269	172	377	97	56	(108)	(29)
Income tax expense	93	60	147	33	55	(54)	(37)

Net income attributable to Navient Corporation	$176	$112	$230	$64	57%	$(54)	(23)%

Basic earnings per common share attributable to Navient Corporation	$.65	$.40	$.74	$.25	63%	$(.09)	(12)%

Diluted earnings per common share attributable to Navient Corporation	$.64	$.39	$.73	$.25	64%	$(.09)	(12)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Nine Months Ended September 30,		Increase (Decrease)
(In millions, except per share data)	2017	2016	$	%
Interest income:
FFELP Loans	$1,979	$1,883	$96	5%
Private Education Loans	1,204	1,213	(9)	(1)
Other loans	12	5	7	140
Cash and investments	29	17	12	71

Total interest income	3,224	3,118	106	3
Total interest expense	2,178	1,791	387	22

Net interest income	1,046	1,327	(281)	(21)
Less: provisions for loan losses	317	327	(10)	(3)

Net interest income after provisions for loan losses	729	1,000	(271)	(27)
Other income (loss):
Servicing revenue	221	230	(9)	(4)
Asset recovery and business processing revenue	367	288	79	27
Other income (loss)	3	(36)	39	108
Gains on sales of loans and investments	3	—	3	100
Gains (losses) on debt repurchases	(1)	1	(2)	(200)
Gains (losses) on derivative and hedging activities, net	(16)	111	(127)	(114)

Total other income (loss)	577	594	(17)	(3)
Expenses:
Operating expenses	707	706	1	—
Goodwill and acquired intangible asset impairment and amortization expense	17	22	(5)	(23)

Total expenses	724	728	(4)	(1)

Income before income tax expense	582	866	(284)	(33)
Income tax expense	206	331	(125)	(38)

Net income attributable to Navient Corporation	$376	$535	$(159)	(30)%

Basic earnings per common share attributable to Navient Corporation	$1.35	$1.65	$(.30)	(18)%

Diluted earnings per common share attributable to Navient Corporation	$1.32	$1.63	$(.31)	(19)%

Dividends per common share attributable to Navient Corporation	$.48	$.48	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	September 30, 2017	June 30, 2017	September 30, 2016
Assets
FFELP Loans (net of allowance for losses of $61, $61 and $66, respectively)	$83,916	$86,140	$90,049
Private Education Loans (net of allowance for losses of $1,287, $1,286 and $1,392, respectively)	23,424	24,223	24,010
Cash and investments	1,544	1,468	2,265
Restricted cash and investments	3,386	3,589	3,617
Goodwill and acquired intangible assets, net	727	658	683
Other assets	4,088	4,276	4,622

Total assets	$117,085	$120,354	$125,246

Liabilities
Short-term borrowings	$3,281	$3,918	$2,637
Long-term borrowings	108,557	110,778	116,540
Other liabilities	1,697	2,094	2,401

Total liabilities	113,535	116,790	121,578

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 440 million, 439 million and 435 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,067	3,056	3,006
Accumulated other comprehensive income (loss), net of tax expense (benefit)	16	7	(126)
Retained earnings	3,130	2,997	2,792

Total Navient Corporation stockholders’ equity before treasury stock	6,217	6,064	5,676
Less: Common stock held in treasury: 177 million, 165 million and 132 million shares, respectively	(2,691)	(2,524)	(2,032)

Total Navient Corporation stockholders’ equity	3,526	3,540	3,644
Noncontrolling interest	24	24	24

Total equity	3,550	3,564	3,668

Total liabilities and equity	$117,085	$120,354	$125,246

Consolidated Earnings Summary — GAAP basis

Three Months Ended September 30, 2017 Compared with Three Months Ended September 30, 2016

For the three months ended September 30, 2017, net income was $176 million, or $0.64 diluted earnings per common share, compared with net income of $230 million, or $0.73 diluted earnings per common share, for the three months ended September 30, 2016. The decrease in net income was primarily due to a $57 million decrease in net interest income, a $112 million decrease in net gains on derivative and hedging activities and a $10 million increase in operating expenses. This was partially offset by a $60 million increase in asset recovery and business processing revenue and a lower effective tax rate.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $57 million. Related to our entire education loan portfolio, there was a net $28 million decrease in net interest income due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. The $28 million net cumulative adjustment is comprised of a $34 million acceleration of premium (expense) in the FFELP Loan portfolio and a $6 million acceleration of discount (revenue) in the Private Education Loan portfolio.

•	Asset recovery and business processing revenue increased $60 million primarily due to the recognition of $47 million of previously deferred asset recovery revenue related to loans for which the Company will no longer provide services due to the termination of the related contract. In accordance with GAAP, this deferred revenue was recognized to reflect a shortened period over which it is expected to be earned.

•	Net gains on derivative and hedging activities decreased $112 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•	The effective tax rates for the third quarters of 2017 and 2016 were 35 percent and 39 percent, respectively. The decrease in effective tax rate was primarily driven by changes in our state effective tax rate.

•	Third-quarter 2017 and 2016 expenses included regulatory-related costs of $3 million and $6 million, respectively. Excluding these regulatory-related costs, operating expenses were $235 million in third-quarter 2017, a $13 million increase from third-quarter 2016. This increase was primarily due to an increase in operating costs related to Duncan Solutions which was acquired in July 2017.

We repurchased 11.3 million and 14.3 million shares of our common stock during the three months ended September 30, 2017 and 2016, respectively, as part of our common share repurchase programs. As a result, our average outstanding diluted shares decreased by 42 million common shares (or 13 percent) from the year-ago quarter.

Nine Months Ended September 30, 2017 Compared with Nine Months Ended September 30, 2016

For the nine months ended September 30, 2017, net income was $376 million, or $1.32 diluted earnings per common share, compared with net income of $535 million, or $1.63 diluted earnings per common share, for the nine months ended September 30, 2016. The decrease in net income was primarily due to a $281 million decrease in net interest income and a $127 million decrease in net gains on derivative and hedging activities. This was partially offset by a $10 million decrease in the provision for loan losses, a $79 million increase in asset recovery and business processing revenue and a $39 million increase in other income.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago period are as follows:

•	Net interest income decreased by $281 million, primarily as a result of the amortization of the education loan balance and a decline in the net interest margin. The decline in net interest margin was primarily due to higher funding credit spreads, a reduction in floor income and the $28 million cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts, as previously discussed.

•	Provisions for loan losses decreased $10 million from the year-ago period, primarily related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $285 million for the nine months ended September 30, 2017, down $11 million from the year-ago period. Excluding the $3.0 billion of Private Education Loans acquired in June 2017, there was a 12 percent decrease in Private Education Loans outstanding, a $29 million reduction in charge-offs and a $379 million reduction in delinquent loans compared to the year-ago period. These factors led to decreases in expected future charge-offs and the decrease in provision. See “Note 1 — Significant Accounting Policies — Education Loan Interest Income and Allowance for Loan Losses” of our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, for a discussion of our allowance for loan losses accounting policy related to the $3.0 billion of Private Education Loans purchased in June 2017. As of September 30, 2017, there was no allowance for loan losses recorded and there has been no provision for loan losses recorded in 2017 related to this $3.0 billion portfolio.

•	Asset recovery and business processing revenue increased $79 million primarily due to the recognition of $47 million of previously deferred asset recovery revenue, as discussed above. In addition, there were increases in both education and non-education related revenue.

•	Other income increased $39 million primarily due to a decrease in foreign currency translation losses. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Net gains on derivative and hedging activities decreased $127 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•	The effective tax rates for the nine months ended September 30, 2017 and 2016 were 35 percent and 38 percent, respectively. The decrease in effective tax rate was primarily driven by net excess tax benefits related to stock-based incentive payments recognized in the current period and by changes in our state effective tax rate.

•	In the first nine months of 2017 and 2016, we recorded regulatory-related costs of $11 million and $14 million, respectively. Excluding these regulatory-related costs, operating expenses were $696 million, a $4 million increase from the year-ago period.

We repurchased 29.6 million and 47.1 million shares of our common stock during the nine months ended September 30, 2017 and 2016, respectively, as part of our common share repurchase programs. As a result, our average outstanding diluted shares decreased by 44 million common shares (or 13 percent) from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage our business segments because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness;

2.	The accounting for goodwill and acquired intangible assets; and

3.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business (SLM BankCo) as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014. There are no adjustments related to this for the periods presented in this Earnings Release (see our 2016 Form 10-K for description of how earlier periods were impacted by this adjustment).

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended September 30, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$678	$445	$—	$—	$—	$1,123	$16	$(13)	$3	$1,126
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	9	1	—	2	—	12	—	—	—	12

Total interest income	687	446	—	4	—	1,137	16	(13)	3	1,140
Total interest expense	530	221	—	41	—	792	(5)	(2)	(7)	785

Net interest income (loss)	157	225	—	(37)	—	345	21	(11)	10	355
Less: provisions for loan losses	10	95	—	—	—	105	—	—	—	105

Net interest income (loss) after provisions for loan losses	147	130	—	(37)	—	240	21	(11)	10	250
Other income (loss):
Servicing revenue	14	3	144	—	(86)	75	—	—	—	75
Asset recovery and business processing revenue	—	—	157	—	—	157	—	—	—	157
Other income (loss)	—	—	—	3	—	3	(21)	47	26	29
Gains on sales of loans and investments	—	—	—	3	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(1)	—	(1)	—	—	—	(1)

Total other income (loss)	14	3	301	5	(86)	237	(21)	47	26	263
Expenses:
Direct operating expenses	88	39	135	7	(86)	183	—	—	—	183
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	88	39	135	62	(86)	238	—	—	—	238
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6

Total expenses	88	39	135	62	(86)	238	—	6	6	244

Income (loss) before income tax expense (benefit)	73	94	166	(94)	—	239	—	30	30	269
Income tax expense (benefit)(3)	27	34	61	(35)	—	87	—	6	6	93

Net income (loss)	$46	$60	$105	$(59)	$—	$152	$—	$24	$24	$176

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$10	$—	$10
Total other income (loss)	26	—	26
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$36	$(6)	$30

Income tax expense (benefit)			6

Net income (loss)			$24

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$664	$386	$—	$—	$—	$1,050	$18	$(14)	$4	$1,054
Other loans	—	—	—	6	—	6	—	—	—	6
Cash and investments	7	1	—	2	—	10	—	—	—	10

Total interest income	671	387	—	8	—	1,066	18	(14)	4	1,070
Total interest expense	495	193	—	35	—	723	(1)	(3)	(4)	719

Net interest income (loss)	176	194	—	(27)	—	343	19	(11)	8	351
Less: provisions for loan losses	10	95	—	—	—	105	—	—	—	105

Net interest income (loss) after provisions for loan losses	166	99	—	(27)	—	238	19	(11)	8	246
Other income (loss):
Servicing revenue	13	—	145	—	(88)	70	—	—	—	70
Asset recovery and business processing revenue	—	—	111	—	—	111	—	—	—	111
Other income (loss)	—	—	—	4	—	4	(19)	(4)	(23)	(19)

Total other income (loss)	13	—	256	4	(88)	185	(19)	(4)	(23)	162
Expenses:
Direct operating expenses	90	38	129	6	(88)	175	—	—	—	175
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	90	38	129	61	(88)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6

Total expenses	90	38	129	61	(88)	230	—	6	6	236

Income (loss) before income tax expense (benefit)	89	61	127	(84)	—	193	—	(21)	(21)	172
Income tax expense (benefit)(3)	32	22	46	(30)	—	70	—	(10)	(10)	60

Net income (loss)	$57	$39	$81	$(54)	$—	$123	$—	$(11)	$(11)	$112

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$8	$—	$8
Total other income (loss)	(23)	—	(23)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(15)	$(6)	$(21)

Income tax expense (benefit)			(10)

Net income (loss)			$(11)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$617	$401	$—	$—	$—	$1,018	$28	$(14)	$14	$1,032
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	4	—	—	1	—	5	—	—	—	5

Total interest income	621	401	—	3	—	1,025	28	(14)	14	1,039
Total interest expense	413	178	—	29	—	620	7	—	7	627

Net interest income (loss)	208	223	—	(26)	—	405	21	(14)	7	412
Less: provisions for loan losses	13	92	—	1	—	106	—	—	—	106

Net interest income (loss) after provisions for loan losses	195	131	—	(27)	—	299	21	(14)	7	306
Other income (loss):
Servicing revenue	13	4	155	—	(96)	76	—	—	—	76
Asset recovery and business processing revenue	—	—	97	—	—	97	—	—	—	97
Other income (loss)	—	—	—	5	—	5	(21)	153	132	137
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	13	4	252	6	(96)	179	(21)	153	132	311
Expenses:
Direct operating expenses	99	40	124	10	(96)	177	—	—	—	177
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	99	40	124	61	(96)	228	—	—	—	228
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	12	12	12

Total expenses	99	40	124	61	(96)	228	—	12	12	240

Income (loss) before income tax expense (benefit)	109	95	128	(82)	—	250	—	127	127	377
Income tax expense (benefit)(3)	40	35	47	(29)	—	93	—	54	54	147

Net income (loss)	$69	$60	$81	$(53)	$—	$157	$—	$73	$73	$230

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2016
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$7	$—	$7
Total other income (loss)	132	—	132
Goodwill and acquired intangible asset impairment and amortization	—	12	12

Total “Core Earnings” adjustments to GAAP	$139	$(12)	$127

Income tax expense (benefit)			54

Net income (loss)			$73

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$1,966	$1,204	$—	$—	$—	$3,170	$54	$(41)	$13	$3,183
Other loans	—	—	—	12	—	12	—	—	—	12
Cash and investments	20	3	—	6	—	29	—	—	—	29

Total interest income	1,986	1,207	—	18	—	3,211	54	(41)	13	3,224
Total interest expense	1,481	601	—	107	—	2,189	(3)	(8)	(11)	2,178

Net interest income (loss)	505	606	—	(89)	—	1,022	57	(33)	24	1,046
Less: provisions for loan losses	30	285	—	2	—	317	—	—	—	317

Net interest income (loss) after provisions for loan losses	475	321	—	(91)	—	705	57	(33)	24	729
Other income (loss):
Servicing revenue	40	7	438	—	(264)	221	—	—	—	221
Asset recovery and business processing revenue	—	—	367	—	—	367	—	—	—	367
Other income (loss)	—	—	2	11	—	13	(57)	31	(26)	(13)
Gains on sales of loans and investments	—	—	—	3	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(1)	—	(1)	—	—	—	(1)

Total other income (loss)	40	7	807	13	(264)	603	(57)	31	(26)	577
Expenses:
Direct operating expenses	272	117	391	18	(264)	534	—	—	—	534
Overhead expenses	—	—	—	173	—	173	—	—	—	173

Operating expenses	272	117	391	191	(264)	707	—	—	—	707
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	17	17	17

Total expenses	272	117	391	191	(264)	707	—	17	17	724

Income (loss) before income tax expense (benefit)	243	211	416	(269)	—	601	—	(19)	(19)	582
Income tax expense (benefit)(3)	88	77	152	(98)	—	219	—	(13)	(13)	206

Net income (loss)	$155	$134	$264	$(171)	$—	$382	$—	$(6)	$(6)	$376

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$24	$—	$24
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	17	17

Total “Core Earnings” adjustments to GAAP	$(2)	$(17)	$(19)

Income tax expense (benefit)			(13)

Net income (loss)			$(6)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$1,760	$1,213	$—	$—	$—	$2,973	$222	$(99)	$123	$3,096
Other loans	—	—	—	5	—	5	—	—	—	5
Cash and investments	12	2	—	3	—	17	—	—	—	17

Total interest income	1,772	1,215	—	8	—	2,995	222	(99)	123	3,118
Total interest expense	1,159	522	—	85	—	1,766	25	—	25	1,791

Net interest income (loss)	613	693	—	(77)	—	1,229	197	(99)	98	1,327
Less: provisions for loan losses	30	296	—	1	—	327	—	—	—	327

Net interest income (loss) after provisions for loan losses	583	397	—	(78)	—	902	197	(99)	98	1,000
Other income (loss):
Servicing revenue	45	11	470	—	(296)	230	—	—	—	230
Asset recovery and business processing revenue	—	—	288	—	—	288	—	—	—	288
Other income (loss)	—	—	2	10	—	12	(197)	260	63	75
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	45	11	760	11	(296)	531	(197)	260	63	594
Expenses:
Direct operating expenses	305	124	383	22	(296)	538	—	—	—	538
Overhead expenses	—	—	—	168	—	168	—	—	—	168

Operating expenses	305	124	383	190	(296)	706	—	—	—	706
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	22	22	22

Total expenses	305	124	383	190	(296)	706	—	22	22	728

Income (loss) before income tax expense (benefit)	323	284	377	(257)	—	727	—	139	139	866
Income tax expense (benefit)(3)	120	105	140	(96)	—	269	—	62	62	331

Net income (loss)	$203	$179	$237	$(161)	$—	$458	$—	$77	$77	$535

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2016
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$98	$—	$98
Total other income (loss)	63	—	63
Goodwill and acquired intangible asset impairment and amortization	—	22	22

Total “Core Earnings” adjustments to GAAP	$161	$(22)	$139

Income tax expense (benefit)			62

Net income (loss)			$77

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
“Core Earnings” net income attributable to Navient Corporation	$152	$123	$157	$382	$458
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	36	(15)	139	(2)	161
Net impact of goodwill and acquired intangible assets	(6)	(6)	(12)	(17)	(22)
Net tax effect	(6)	10	(54)	13	(62)

Total “Core Earnings” adjustments to GAAP	24	(11)	73	(6)	77

GAAP net income attributable to Navient Corporation	$176	$112	$230	$376	$535

(1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$25	$(25)	$137	$(16)	$111
Plus: Realized losses on derivative and hedging activities, net(1)	21	19	21	57	197

Unrealized gains on derivative and hedging activities, net(2)	46	(6)	158	41	308
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(13)	(14)	(14)	(41)	(99)
Other derivative accounting adjustments(3)	3	5	(5)	(2)	(48)

Total net impact of derivative accounting(4)	$36	$(15)	$139	$(2)	$161

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Floor Income Contracts	$31	$13	$112	$97	$147
Basis swaps	6	(14)	(3)	(9)	4
Foreign currency hedges	(1)	13	37	(20)	126
Other	10	(18)	12	(27)	31

Total unrealized gains on derivative and hedging activities, net	$46	$(6)	$158	$41	$308

(3)	Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(16)	$(18)	$(28)	$(54)	$(222)
Net settlement income on interest rate swaps reclassified to net interest income	(5)	(1)	7	(3)	25

Total reclassifications of realized losses on derivative and hedging activities	$(21)	$(19)	$(21)	$(57)	$(197)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of September 30, 2017, derivative accounting has reduced GAAP equity by approximately $83 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Beginning impact of derivative accounting on GAAP equity	$(115)	$(90)	$(388)	$(90)	$(281)
Net impact of net unrealized gains (losses) under derivative accounting(1)	32	(25)	133	7	26

Ending impact of derivative accounting on GAAP equity	$(83)	$(115)	$(255)	$(83)	$(255)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Total pre-tax net impact of derivative accounting recognized in net income(2)	$36	$(15)	$139	$(2)	$161
Tax impact of derivative accounting adjustment recognized in net income	(13)	5	(52)	—	(60)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	9	(15)	46	9	(75)

Net impact of net unrealized gains (losses) under derivative accounting	$32	$(25)	$133	$7	$26

(2)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of September 30, 2017, the remaining amortization term of the net floor premiums was approximately 4.8 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of September 30, 2017, the remaining hedged period is approximately 5.1 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016
Unamortized net Floor premiums (net of tax)	$(144)	$(153)	$(130)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(588)	(564)	(552)

Total(1)	$(732)	$(717)	$(682)

(1)	$(1.2) billion, $(1.1) billion and $(1.1) billion on a pre-tax basis as of September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(6)	$(6)	$(12)	$(17)	$(22)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	September 30, 2017		June 30, 2017		September 30, 2016
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,174		$1,236		$1,539
Loans in forbearance(2)	1,272		870		941
Loans in repayment and percentage of each status:
Loans current	21,154	94.3%	22,187	94.0%	21,010	93.1%
Loans delinquent 31-60 days(3)	430	1.9	481	2.0	507	2.3
Loans delinquent 61-90 days(3)	277	1.2	287	1.2	314	1.4
Loans delinquent greater than 90 days(3)	587	2.6	658	2.8	725	3.2

Total Private Education Loans in repayment	22,448	100%	23,613	100%	22,556	100%

Total Private Education Loans, gross	24,894		25,719		25,036
Private Education Loan unamortized discount	(954)		(994)		(462)

Total Private Education Loans	23,940		24,725		24,574
Private Education Loan receivable for partially charged-off loans	771		784		828
Private Education Loan allowance for losses	(1,287)		(1,286)		(1,392)

Private Education Loans, net	$23,424		$24,223		$24,010

Percentage of Private Education Loans in repayment		90.2%		91.8%		90.1%

Delinquencies as a percentage of Private Education Loans in repayment		5.7%		6.0%		6.9%

Loans in forbearance as a percentage of loans in repayment and forbearance		5.4%		3.6%		4.0%

Loans in repayment with more than 12 payments made		95%		95%		95%

Cosigner rate		65%		65%		64%

(1)	Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Allowance at beginning of period	$1,286	$1,311	$1,410	$1,351	$1,471
Provision for Private Education Loan losses	95	95	92	285	296
Charge-offs(1)	(96)	(122)	(112)	(355)	(383)
Reclassification of interest reserve(2)	2	2	2	6	8

Allowance at end of period(3)	$1,287	$1,286	$1,392	$1,287	$1,392

Charge-offs as a percentage of average loans in repayment (annualized)	1.6%	2.3%	1.9%	2.1%	2.2%
Allowance coverage of charge-offs (annualized)	3.4	2.6	3.1	2.7	2.7
Allowance as a percentage of the ending total loan balance(3)	5.0%	4.9%	5.4%	5.0%	5.4%
Allowance as a percentage of ending loans in repayment(3)	5.7%	5.4%	6.2%	5.7%	6.2%
Ending total loans(4)	$25,665	$26,503	$25,864	$25,665	$25,864
Average loans in repayment	$23,112	$21,621	$22,959	$22,180	$23,564
Ending loans in repayment	$22,448	$23,613	$22,556	$22,448	$22,556

(1)	Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	We acquired $3.0 billion of Private Education Loans in June 2017 accounted for as either Purchased Credit Impaired Loans or Purchased Non-Credit Impaired Loans. The Purchased Credit Impaired Loans’ losses are not provided for by the allowance for loan losses in the above table as these loans are separately reserved for, if needed. No allowance for loan losses has been established for these loans as of September 30, 2017. The Purchased Non-Credit Impaired Loans’ losses are not provided for by the allowance for loan losses in the above table as the remaining purchased discount associated with the Private Education Loans of $405 million as of September 30, 2017 is greater than the incurred losses and as a result no allowance for loan losses has been established for these loans as of September 30, 2017. As a result, excluding the $3.0 billion of loans acquired in June 2017, the allowance as a percentage of the ending total loan balance and the allowance as a percentage of the ending loans in repayment would be 5.7 percent and 6.5 percent as of September 30, 2017, respectively, and 5.5 percent and 6.2 percent as of June 30, 2017, respectively.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of September 30, 2017, we considered several factors with respect to our Private Education Loan portfolio. See “Note 1 — Significant Accounting Policies — Education Loan Interest Income and Allowance for Loan Losses” of our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, for a discussion of our allowance for loan losses accounting policy related to the $3.0 billion of Private Education Loans purchased in June 2017. As of September 30, 2017, there was no allowance for loan losses recorded related to this portfolio and there has been no provision for loan losses recorded in 2017. See footnote (3) in the above table as to why no allowance for loan losses has been recorded related to this portfolio as of September 30, 2017. Excluding the $3.0 billion of Private Education Loans purchased in June 2017, there was a 12 percent decrease in Private Education Loans outstanding, total loan delinquencies of $1.2 billion were down $379 million from $1.5 billion in the year-ago quarter and loan delinquencies of 90 days or more decreased to $534 million, down $191 million from $725 million in the year-ago quarter. Charge-offs decreased to $95 million, down $17 million from $112 million in the year-ago quarter. Loans in forbearance increased to $1.2 billion, up $275 million from $941 million in the year-ago quarter primarily due to disaster relief forbearance granted in the quarter.

The provision for Private Education Loan losses was $95 million in the third quarter of 2017, relatively unchanged compared to $92 million in the year-ago quarter.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Receivable at beginning of period	$784	$800	$847	$815	$881
Expected future recoveries of current period defaults(1)	24	29	28	88	96
Recoveries(2)	(37)	(40)	(44)	(121)	(140)
Charge-offs(3)	—	(5)	(3)	(11)	(9)

Receivable at end of period	$771	$784	$828	$771	$828

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)	Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.4 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

With the planned acquisition of Earnest anticipated to close in the fourth quarter 2017, we will be originating refinanced Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases will be part of our ongoing liquidity needs.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,251	$1,156	$1,827
Unencumbered FFELP Loans	553	936	852

Total GAAP and “Core Earnings” basis	$1,804	$2,092	$2,679

Average Balances

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,158	$1,331	$1,264	$1,194	$1,236
Unencumbered FFELP Loans	1,134	924	1,068	988	1,037

Total GAAP and “Core Earnings” basis	$2,292	$2,255	$2,332	$2,182	$2,273

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2017, June 30, 2017, and September 30, 2016, the maximum additional capacity under these facilities was $3.0 billion, $2.4 billion and $3.6 billion, respectively. For the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, the average maximum additional capacity under these facilities was $2.6 billion, $2.8 billion and $3.4 billion, respectively. For the nine months ended September 30, 2017 and 2016, the average maximum additional capacity under these facilities was $2.7 billion and $2.3 billion, respectively.

In addition to the FFELP Loan-other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. This maximum financing amount is $2.75 billion. At September 30, 2017, the available capacity under these facilities was $181 million. Borrowing under these facilities will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans and the other terms and conditions set forth in the agreements.

At September 30, 2017, we had a total of $6.4 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.0 billion of our unencumbered tangible assets of which $2.4 billion and $0.6 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2017, we had $10.6 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). In fourth-quarter 2015, we closed on a $550 million Private Education Loan ABS Repurchase Facility and in the second-quarter 2016, we closed on a second $478 million Private Education Loan ABS Repurchase Facility. In second-quarter 2017, we closed on two additional Private Education Loan ABS Repurchase Facilities totaling $1.2 billion, and in third-quarter 2017, we closed on two Private Education Loan ABS Repurchase Facilities totaling $343 million. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2016.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	September 30, 2017	June 30, 2017	September 30, 2016
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.7	$4.8	$4.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	5.9	6.2	6.0
Tangible unencumbered assets(1)	6.4	7.1	8.3
Senior unsecured debt	(13.7)	(14.3)	(14.5)
Mark-to-market on unsecured hedged debt(2)	(.4)	(.4)	(1.0)
Other liabilities, net	(.1)	(.5)	(.5)

Total tangible equity — GAAP Basis	$2.8	$2.9	$3.0

(1)	At September 30, 2017, June 30, 2017, and September 30, 2016, excludes goodwill and acquired intangible assets, net, of $727 million, $658 million and $683 million, respectively.

(2)	At September 30, 2017, June 30, 2017, and September 30, 2016, there were $309 million, $336 million and $857 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.